Exhibit 3.13

FORM OF AMENDMENT NO. 10 TO

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER LP

This Amendment No. 10 (this “Amendment No. 10”) to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer LP (the “Partnership”) dated as of February 8, 2006 (as amended to date, the “Partnership Agreement”) is hereby adopted effective as of [●], 2023 (the “Effective Date”) by LE GP, LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (i) pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that, the General Partner determines, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect and (ii) pursuant to Section 13.1(g) of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.8 of the Partnership Agreement;

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 16, 2023, by and among the Partnership, Crestwood Equity Partners LP, a Delaware limited partnership, Pachyderm Merger Sub LLC, a Delaware limited liability company and solely for the limited purposes set forth therein, the General Partner, the Partnership has agreed to issue limited partner interests designated as “Series I Preferred Units,” having the rights, preferences and privileges set forth in this Amendment No. 10;

WHEREAS, Section 5.8 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time and from time to time, issue additional Partnership Securities to such Persons for such consideration and on such terms and conditions as the General Partner shall determine;

WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of the issuance of the Series I Preferred Units (as hereinafter defined); and

WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that, if and to the extent any amendments set forth herein are not necessary or appropriate in connection with the authorization of the issuance of the Series I Preferred Units, such amendments to the Partnership Agreement set forth herein do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments.

(a) Section 1.1 of the Partnership Agreement is amended to add or to amend and restate the following definitions in their entirety in the appropriate alphabetical order:

“Adjusted Conversion Amount” means a number of Common Units to be issued upon conversion of each Series I Preferred Unit pursuant to Section 5.26(b)(iii) equal to the greater of (i) the Series I Conversion Ratio and (ii) the quotient of (A) 150% multiplied by the Series I Preferred Unit Price divided by (B) the Adjustment Ratio multiplied by the lower of (x) the closing price of a Common Unit on the National Securities Exchange on which the Common Units are listed or admitted to trading on the last trading day prior to exercise of the Partnership’s conversion right pursuant to Section 5.26(b)(iii) and (y) the VWAP Price calculated over the 10 consecutive trading days ending immediately prior to the date of exercise of the Partnership’s conversion right pursuant to Section 5.26(b)(iii).

“Adjustment Ratio” means 0.96, provided, however, that the Adjustment Ratio shall be 1.00 at any time that the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of exercise of the Partnership’s conversion right pursuant to Section 5.26(b)(iii) exceeds the quotient of (A) 125% of the Series I Preferred Unit Price, divided by (B) the then-applicable Series I Conversion ratio.

“Arrears” means, (a) with respect to the Series A Distributions, the full cumulative Series A Distributions through the most recent Series A Distribution Payment Date that have not been paid on all Outstanding Series A Preferred Units, (b) with respect to the Series B Distributions, the full cumulative Series B Distributions through the most recent Series B Distribution Payment Date that have not been paid on all Outstanding Series B Preferred Units, (c) with respect to the Series C Distributions, the full cumulative Series C Distributions through the most recent Series C Distribution Payment Date that have not been paid on all Outstanding Series C Preferred Units, (d) with respect to the Series D Distributions, the full cumulative Series D Distributions through the most recent Series D Distribution Payment Date that have not been paid on all Outstanding Series D Preferred Units, (e) with respect to the Series E Distributions, the full cumulative Series E Distributions through the most recent Series E Distribution Payment Date that have not been paid on all Outstanding Series E Preferred Units, (f) with respect to the Series F Distributions, the full cumulative Series F Distributions through the most recent Series F Distribution Payment Date that have not been paid on all Outstanding Series F Preferred Units, (g) with respect to the Series G Distributions, the full cumulative Series G Distributions through the most recent Series G Distribution Payment Date that have not been paid on all Outstanding Series G Preferred Units, (h) with respect to the Series H Distributions, the full cumulative Series H Distributions through the most recent Series H Distribution Payment Date that have not been paid on all Outstanding Series H Preferred Units and (i) with respect to the Series I Distributions, the full cumulative Series I Distributions through the most recent Series I Distribution Payment Date that have not been paid on all Outstanding Series I Preferred Units.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand immediately prior to the date of the distribution of Available Cash with respect to such Quarter, less

(b) the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures, for anticipated future credit needs of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; (iv) provide funds for Series A Distributions, (v) provide funds for Series B Distributions, (vi) provide funds for Series C Distributions, (vii) provide funds for Series D Distributions, (viii) provide funds for Series E Distributions, (ix) provide funds for Series F Distributions, (x) provide funds for Series G Distributions, (xi) provide funds for Series H Distributions, (xii) provide funds for Series I Distributions or (xiii) provide funds for distributions to the Class B Units; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Class A Unit, a Class B Unit, a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit, a Series G Preferred Unit, a Series H Preferred Unit or a Series I Preferred Unit.

“Crestwood Indentures” means (i) that certain Indenture dated as of March 23, 2015 by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee, (ii) that certain Indenture dated as of March 14, 2017 by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee., as trustee, (iii) that certain Indenture dated as of April 15, 2019 by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee, and (iv) that certain indenture dated as of January 21, 2021, by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the other guarantors party thereto and U.S. Bank National Association, as trustee.

[“Energy Transfer Merger” means the transactions contemplated by the Agreement and Plan of Merger, dated as of August 16, 2023, by and among Energy Transfer LP, Pachyderm Merger Sub LLC, solely for the purposes of Sections 2.1(a), 2.1(b), 2.1(c) and 5.21 thereof, LE GP, LLC, and the Partnership.]1

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“Minimum Conversion Amount” means (i) a number of Series I Preferred Units having an aggregate value of $20.0 million, which value is calculated by multiplying the number of Series I Preferred Units to be converted by the Series I Preferred Unit Price or (ii) if the value of the Series I Preferred Units (calculated in accordance with clause (i) above) to be converted by the Series I Holder requesting conversion does not equal or exceed $20.0 million, then all of the Series I Preferred Units held by such Series I Holder.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the limitation in the foregoing proviso shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) if the General Partner shall have notified such Person or Group in writing that such limitation shall not apply to such Person or Group, (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner, (iv) to any Series A Holder in connection with any vote, consent or approval of the Series A Holders pursuant to Section 5.17(b)(iii), (v) to any Series B Holder in connection with any vote, consent or approval of the Series B Holders pursuant to Section 5.18(b)(iii), (vi) to any Series C Holder in connection with any vote, consent or approval of the Series C Holders pursuant to Section 5.19(b)(iii), (vii) to any Series D Holder in connection with any vote, consent or approval of the Series D Holders pursuant to Section 5.20(b)(iii), (viii) to any Series E Holder in connection with any vote, consent or approval of the Series E Holders pursuant to Section 5.21(b)(iii), (ix) to any Series F Holder in connection with any vote, consent or approval of the Series F Holders pursuant to Section 5.22(b)(iii), (x) to any Series G Holder in connection with any vote, consent or approval of the Series G Holders pursuant to Section 5.23(b)(iii), (xi) to any Series H Holder in connection with any vote, consent or approval of the Series H Holders pursuant to Section 5.25(b)(iii) or (xii) to any Series I Holder in connection with any vote, consent or approval of the Series I Holders pursuant to Section 5.26(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership) and General Partner Units and any General Partner Interest represented thereby, including without limitation, Common Units, Class A Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and Class B Units.

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units, the Series H Preferred Units and the Series I Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units, the Series H Preferred Units or the Series I Preferred Units, the General Partner shall act in such capacity.

[1]	To be included if requisite consents are obtained in the Preferred Consent Solicitation and conditions to closing of the Merger are satisfied.

“Percentage Interest” means as of any date of determination (a) as to the General Partner, the amount of its aggregate Capital Contributions to the Partnership divided by the aggregate Capital Contributions made to the Partnership by all Partners (other than Capital Contributions made to the Partnership by a Partner with respect to a Class A Unit, a Class B Unit, a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit, a Series G Preferred Unit, a Series H Preferred Unit or a Series I Preferred Unit), (b) as to any Unitholder or Assignee holding Common Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraphs (a) and (c) hereof by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (c) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.8, the percentage established as a part of such issuance. The Percentage Interest with respect to a Class A Unit, Class B Unit, Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit, Series G Preferred Unit, Series H Preferred Unit and Series I Preferred Unit shall at all times be zero.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all such designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests, (c) solely when modifying Series A Holders, apportioned equally among all Series A Holders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Holder, (d) solely when modifying Series B Holders, apportioned equally among all Series B Holders in accordance with the relative number or percentage of Series B Preferred Units held by each such Series B Holder, (e) solely when modifying Series C Holders, apportioned equally among all Series C Holders in accordance with the relative number or percentage of Series C Preferred Units held by each such Series C Holder, (f) solely when modifying Series D Holders, apportioned equally among all Series D Holders in accordance with the relative number or percentage of Series D Preferred Units held by each such Series D Holder, (g) solely when modifying Series E Holders, apportioned equally among all Series E Holders in accordance with the relative number or percentage of Series E Preferred Units held by each such Series E Holder, (h) solely when modifying Series F Holders, apportioned equally among all Series F Holders in accordance with the relative number or percentage of Series F Preferred Units held by each such Series F Holder, (i) solely when modifying Series G Holders, apportioned equally among all Series G Holders in accordance with the relative number or percentage of Series G Preferred Units held by each such Series G Holder, (j) solely when modifying Series H Holders, apportioned equally among all Series H Holders in accordance with the relative number or percentage of Series H Preferred Units held by each such Series H Holder, (k) solely when modifying Series I Holders, apportioned equally among all Series I Holders in accordance with the relative number or percentage of Series I Preferred Units held by each such Series I Holder and (l) solely when modifying holders of Class B Units, apportioned equally among all holders of Class B Units in accordance with the relative number or percentage of Class B Units held by each such holder.

“Quarterly Distribution” has the meaning set forth in Section 5.26(c).

“Series I Base Liquidation Preference” means a liquidation preference for each Series I Preferred Unit initially equal to $9.1273 per Series I Preferred Unit.

“Series I Cash COC Conversion Premium” means 101%

“Series I Cash COC Event” means any transaction pursuant to which (i) the General Partner or any Affiliate of the General Partner exercises its rights to purchase all of the Outstanding Common Units pursuant to Section 5.26(h) of this Agreement or (ii) any Person or group of Persons acquires in one or more series of related transactions all of the Outstanding Common Units, in each case where the consideration received by the holders of Common Units is comprised of at least 90% cash.

“Series I Change of Control” means, with respect to the Series I Preferred Units only, the occurrence of any of the following events: (i) the Common Units are no longer listed or admitted for trading on a National Securities Exchange; (ii) a Series I Cash COC Event; (iii) any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or more series of related transactions, of all or substantially all of the properties or assets of the Partnership to any Person; or (iv) any dissolution or liquidation of the Partnership (other than in connection with a bankruptcy proceeding or a statutory winding up).

“Series I COC Election” has the meaning set forth in Section 5.26(b)(i).

“Series I Conversion Date” means, with respect to each Series I Preferred Unit, the date on which the Partnership has completed the conversion of such Series I Preferred Unit pursuant to Section 5.26(b).

“Series I Conversion Ratio” means 2.07 Common Units for 10 Series I Preferred Units, as adjusted from time to time pursuant to Sections 5.26(b)(iv) and (xi).

“Series I Current Market Price” has meaning set forth in Section 5.26(h)(i).

“Series I Deficiency Rate” has the meaning ascribed to such term in Section 5.26(c)(i)(B).

“Series I Distribution Payment Date” means the earlier of: (A) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3, and (B) the date that is forty-five (45) days after the end of such Quarter.

“Series I Distribution Record Date” has the meaning given such term in Section 5.26(c)(i).

“Series I Distributions” or “Series I Distribution” means distributions with respect to Series I Preferred Units pursuant to Section 5.26(c).

“Series I Holder” means a Record Holder of Series I Preferred Units.

“Series I Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series I Preferred Units, including but not limited to Common Units, Class A Units, Class B Units and the General Partner Interest, but excluding any Series I Parity Securities and Series I Senior Securities.

“Series I Liquidation Preference” means, with respect to each Series I Preferred Unit, the sum of the Series I Preferred Unit Price plus all accrued and unpaid distributions on such Series I Preferred Unit to the Liquidation Date.

“Series I Original Issue Date” means [•]2, 2023.

“Series I Parity Securities” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and any other class or series of Partnership Interests established after the Series I Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series I Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series I PIK Unit” means a Series I Preferred Unit issued pursuant to a Series I Distribution in accordance with Section 5.26(c).

“Series I Preferred Unit Distribution Rate” has the meaning set forth in Section 5.26(c)(i)(A).

“Series I Preferred Unit Price” means $9.1273 per Series I Preferred Unit.

“Series I Preferred Units” has the meaning given such term in Section 5.26(a).

“Series I Restrictions” has the meaning ascribed to such term in Section 5.26(d)(ii)(A).

“Series I Senior Securities” means any class or series of Partnership Interests established after the Series I Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series I Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series I Specified Distribution Amount” has the meaning given such term in Section 5.26(c).

“Substantially Equivalent Security” has the meaning set forth in Section 5.26(e)(ii)(B).

“Series I Super-Majority Interest” means at least two-thirds (2/3) of the Outstanding Series I Preferred Units.

“Series I Voting Threshold” has the meaning ascribed to such term in Section 5.26(d)(i).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity. The Transfer Agent for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units, the Series H Preferred Units and the Series I Preferred Units shall be American Stock Transfer & Trust Company, LLC, and its successors and assigns, or any other

[2]	To be the closing date of the Energy Transfer Merger.

transfer agent and registrar appointed by the General Partner for the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units, the Series E Preferred Units, the Series F Preferred Units, the Series G Preferred Units, the Series H Preferred Units or the Series I Preferred Units, as applicable.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units or Series I Preferred Units and Class B Units, but shall not include the General Partner Units (or the General Partner Interest represented thereby) or Class A Units.

“Unit Majority” means at least a majority of the Outstanding Units (including the Series I Preferred Units, but excluding the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Class B Units in respect of matters in which the holders of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Class B Units are not entitled to a vote), voting together as a single class.

[“Unit Majority” means at least a majority of the Outstanding Units (excluding the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and Class B Units in respect of matters in which the holders of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units, Series I Preferred Units and Class B Units are not entitled to a vote), voting together as a single class.]3

“VWAP Price” means as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the National Securities Exchange on which the Common Units are then listed or admitted to trading.

(b) Section 5.6(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 5.6 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.6(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest (provided that the Capital Account of a Series A Holder, a Series B Holder, a Series C Holder, a Series D Holder, a Series E Holder, a Series F Holder, a Series G Holder or a Series H Holder shall not be reduced by any Series A Distributions, Series B Distributions, Series C Distributions, Series D Distributions, Series E Distributions, Series F Distributions, Series G Distributions or Series H Distributions it receives) and (y) all items of Partnership deduction and loss computed in accordance with Section 5.6(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The Capital Account balance with respect to each Common Unit as of the Effective Date was the Closing Price of the Common Units on the Effective Date. The initial Capital Account balance in respect of each Series A Preferred Unit on the ETO Rollup Date was the Series A Liquidation Preference on such date. The initial Capital Account balance in respect of each Series B Preferred Unit on the ETO Rollup Date was the Series B Liquidation Preference on such date. The initial Capital Account balance in respect of each Series C Preferred Unit on the ETO Rollup Date was the Series C Liquidation Preference on such date. The initial Capital Account balance in respect of each Series D Preferred Unit on the ETO Rollup Date was the Series D Liquidation Preference on such date. The initial Capital Account balance in respect of each Series E Preferred Unit on the ETO Rollup Date was the Series E Liquidation Preference on such date. The initial Capital Account balance in respect of each Series F Preferred Unit on the ETO Rollup Date was the Series F Liquidation Preference on such date. The initial Capital Account balance in respect of each Series G Preferred Unit on the ETO Rollup Date was the Series G Liquidation Preference on such date. The initial Capital Account balance in respect of each Series H Preferred Unit on the Series H Original Issue Date is the Series H Liquidation Preference

[3]	To be included if requisite consents are obtained in the Preferred Consent Solicitation and conditions to closing of the Merger are satisfied.

on such date. The initial Capital Account balance in respect of each Series I Holder’s Series I Preferred Units on the Series I Original Issue Date will be equal to such Series I Holder’s Capital Account balance with respect to its preferred units in Crestwood Equity Partners LP immediately prior to the Energy Transfer Merger. The initial Capital Account balance in respect of each Class B Unit on the ETO Rollup Date was the Class B Unit Price on such date. In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and conversion of Series I Preferred Units, unless otherwise required by applicable law.”

(c) Article V of the Partnership Agreement is hereby amended by adding a new Section 5.26 at the end thereof as follows:

“Section 5.26 Establishment of Series I Preferred Units.

(a) General. The Partnership hereby designates and creates a class of Partnership Securities to be designated as “[Series I Fixed Rate Perpetual Preferred Units]” (the “Series I Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.26. Each Series I Preferred Unit shall be identical in all respects to every other Series I Preferred Unit, except as to the respective dates from which the Series I Liquidation Preference shall increase or from which Series I Distributions may begin accruing, to the extent such dates may differ. The Series I Preferred Units represent perpetual equity interests in the Partnership and shall not give rise to a claim by the Partnership or a Series I Holder for conversion or, except as set forth in Section 5.26, redemption thereof at a particular date.

(b) Conversion of Series I Preferred Units.

(i) One or more Series I Holders may elect, each in its own discretion, (A) at any time, to convert all or any portion of the Series I Preferred Units held by such electing Series I Holder(s) in an aggregate amount equaling or exceeding the Minimum Conversion Amount into Common Units, at the then-applicable Series I Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv), and (B) in the event of any voluntary liquidation, dissolution or winding up of the Partnership, to convert all or any portion of the Series I Preferred Units held by such Series I Holder(s), at the then-applicable Series I Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv), in each case, by delivery of: (A) written notice to the Partnership, in the form set forth as Exhibit [•] hereto, setting forth the number of Series I Preferred Units it holds and the number of Series I Preferred Units it is electing to convert, and (B) if such Series I Preferred Units are Certificated, a Series I Preferred Unit Certificate to the Transfer Agent representing an amount of Series I Preferred Units at least equal to the amount such Series I Holder is electing to convert (or an instruction letter to the Transfer Agent if the Series I Preferred Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent, provided that with respect to any Series I Change of Control, such delivery shall be made by the later of (x) 5 Business Days from receipt of notice from the Partnership of such Series I Change of Control and (y) 20 Business Days prior to the anticipated closing date (which anticipated closing date shall be specified by the Partnership in such notice and shall be based on the Partnership’s reasonable best estimate of such anticipated closing date at the time of providing such notice) of such Series I Change of Control (the “Series I COC Election”). Such Series I COC Election shall be irrevocable unless (a) any material terms related to the Series I Change of Control consideration are changed or (b) the expected closing date of the Series I Change of Control is pushed back by more than 20 Business Days; provided, that, any Series I Holder that made a Series I COC Election shall have until the later of (x) 5 Business Days from receipt of notice from the Partnership of the occurrence of any of the events in clause (a) or (b) or (y) 20 Business Days prior to the new anticipated closing date (which new anticipated closing date shall be specified by the Partnership in such notice and shall be based on the Partnership’s reasonable best estimate of such new anticipated closing date at the time of providing such notice) of any Series I Change of Control to provide notice to the Partnership that such Series I Holder is revoking its Series I COC Election and if such notice is not provided within such period, the Series I COC Election shall be irrevocable. Thereafter, the Partnership shall take all such actions as are necessary or appropriate to complete such conversion in accordance with this Section 5.26(b), provided that such conversion shall be consummated prior to the tenth Business Day following the date of receipt of notice by the Partnership (or, in the event of a Series I Change of Control, prior to such Series I Change of Control). In the case of any Certificate representing Series I Preferred Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the Series I Holder thereof, at the expense of the Partnership, a new Certificate representing the number of Series I Preferred Units not so converted.

(ii) At any time, and provided that the average daily trading volume of the Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading was at least [•] Common Units (subject to appropriate adjustments in accordance with Section 5.26(b)(xi)) for 20-trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership pursuant to this Section 5.26(b)(ii), if the VWAP Price for 20 trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership to any Series I Holder of exercise of its conversion right pursuant to this Section 5.26(b)(ii) is greater than (x) 150% of the Series I Preferred Unit Price divided by (y) the then-applicable Series I Conversion Ratio, the General Partner, in its sole discretion, may convert all or a portion of the Outstanding Series I Preferred Units into Common Units, at the then-applicable Series I Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv); provided that if the General Partner elects to convert less than all of the Outstanding Series I Preferred Units, such conversion shall be effected on a Pro Rata basis among the Outstanding Series I Preferred Units, including any Outstanding Series I PIK Units. The Partnership shall deliver to each Series I Holder a written notice at least 5 Business Days prior to the date of the expected conversion. Immediately as of the close of business on the date of conversion pursuant to this Section 5.26(b)(ii), which date shall be prior to the fifth Business Day following the date of delivery of notice by the Partnership, all or such portion of the Outstanding Series I Preferred Units shall automatically convert into Common Units, at the then-applicable Series I Conversion Ratio, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv).

(iii) At any time, provided that the average daily trading volume of the Common Units on the National Securities Exchange upon which such Common Units are listed or admitted to trading was at least [•] Common Units (subject to appropriate adjustment in accordance with Section 5.26(b)(xi)) for 20-trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership pursuant to this Section 5.26(b)(iii), if the VWAP Price for 20 trading days over the 30-trading day period ending on the close of trading on the trading day immediately prior to the date of delivery of notice by the Partnership to any Series I Holder of exercise of its conversion right pursuant to this Section 5.26(b)(iii) is greater than (x) the Series I Preferred Unit Price divided by (y) the then-applicable Series I Conversion Ratio, the General Partner, in its sole discretion, may convert all, but not less than all, of the Outstanding Series I Preferred Units into a number of Common Units equal to the Adjusted Conversion Amount. The Partnership shall deliver to each Series I Holder a written notice at least 5 Business Days prior to the date of the expected conversion. Immediately as of the close of business on the date of conversion pursuant to this Section 5.26(b)(iii), which date shall be prior to the fifth Business Day following the date of delivery of notice by the Partnership, all Outstanding Series I Preferred Units shall automatically convert into Common Units, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv).

(iv) The Partnership shall make a cash payment to any Series I Holder with respect to any Series I Preferred Units converted pursuant to this Section 5.26(b) to account for any accrued but unpaid distributions on such Series I Preferred Units as of the date of such conversion.

(v) Upon conversion, the rights of a holder of converted Series I Preferred Units as a Series I Holder shall cease with respect to such converted Series I Preferred Units, including any rights under this Agreement with respect to Series I Holders, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. Each Series I Preferred Unit shall, upon its Series I Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit(s) into which such Series I Preferred Unit converted. Notwithstanding the foregoing, as the result of a conversion, a holder shall not lose or relinquish any claims or rights of action such holder may then or thereafter have as a result of such holder’s ownership of the converted Series I Preferred Units.

(vi) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Series I Preferred Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book-entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties due because the Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(vii) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Series I Preferred Units into Common Units to the extent provided in, and in accordance with, this Section 5.26(b).

(viii) All Common Units delivered upon conversion of the Series I Preferred Units in accordance with this Section 5.26(b) shall be (1) newly issued, (2) duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or

17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Partnership Agreement and (3) with respect to Common Units delivered upon a conversion in accordance with Section 5.26(b)(ii) or (iii), registered for public resale under the Securities Act, pursuant to an effective registration statement that is then available for the resale of such Common Units.

(ix) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Series I Preferred Units and, if the Common Units are then listed or quoted on any National Securities Exchange or other market shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Series I Preferred Units to the extent permitted or required by the rules of such exchange or market.

(x) Notwithstanding anything to the contrary contained herein, in connection with any conversion of Series I Preferred Units pursuant to Section 5.26(b)(i) or (ii), (A) each Series I Preferred Unit must be converted together with all Series I PIK Units issued as distributions thereon, and (B) each Series I PIK Unit must be converted together with the Series I Preferred Unit in connection with which such Series I PIK Unit was distributed; provided, however, that in the event that compliance with this Section 5.26(b)(x) would result in the conversion of any fractional Series I Preferred Unit or Series I PIK Unit, the number of Series I Preferred Units or Series I PIK Units to be converted shall be rounded down to the nearest whole Series I Preferred Unit or Series I PIK Unit, as the case may be.

(xi) If, after the Series I Original Issue Date, the Partnership (A) makes a distribution on its Common Units in Common Units, (B) subdivides or splits its outstanding Common Units into a greater number of Common Units, (C) combines or reclassifies its Common Units into a smaller number of Common Units or (D) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the Surviving Business Entity), then the Series I Conversion Ratio in effect at the time of the Series I Distribution Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series I Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Interests into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (C) and (D) above) that such holder would have been entitled to receive if the Series I Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the Surviving Business Entity, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.26 relating to the Series I Preferred Units shall not be abridged or amended and that the Series I Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series I Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.26(b)(xi) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the Surviving Business Entity) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(c) Distributions.

(i) Beginning with the first Quarter ending after the Series I Original Issue Date, the Series I Holders as of the applicable Record Date (each, a “Series I Distribution Record Date”) shall be entitled to receive distributions in accordance with the following provisions:

(A) The Partnership shall pay a cumulative distribution of $0.2111 per Quarter in respect of each Outstanding Series I Preferred Unit, subject to adjustment in accordance with Sections 5.26(c)(i) and (ii) (the “Series I Preferred Unit Distribution Rate” and such distribution, a “Series I Distribution”). For the avoidance of doubt, the Series I Preferred Unit Distribution Rate for the first Quarter ending after the Series I Original Issue Date shall be calculated for a full Quarter, notwithstanding the fact that the Series I Preferred Units may have been issued after the beginning of such Quarter as a result of the Series I Original Issue Date occurring during such Quarter.

(B) Each Series I Distribution paid for any Quarter shall be paid in cash at the Series I Preferred Unit Distribution Rate unless (x) no distribution is made with respect to such Quarter pursuant to Section 6.3 with respect to the Series I Parity Securities and Series I Junior Securities (including the

Common Units, the Class A Units, the Class B Units or the General Partner Interest) and (y) the Partnership’s Available Cash is insufficient to pay the Series I Distribution; provided, however, that for purposes of this Section 5.26(c)(i)(B), Available Cash shall not include any deduction to provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters. If the Partnership fails to pay in full in cash any distribution (or portion thereof) which any Series I Holder accrues and is entitled to receive pursuant to this Section 5.26(c)(i)(B), then (x) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash, (y) [commencing as of the first day of the calendar Quarter that commences immediately following the Quarter with respect to which such distribution was payable, the Series I Preferred Unit Distribution Rate shall be $0.2567 per Quarter, subject to adjustment in accordance with Section 5.26(c)(ii) (the “Series I Deficiency Rate”), until such time as all accrued and unpaid distributions are paid in full in cash]4 and (z) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Series I Junior Securities and (ii) any distributions in respect of any Series I Parity Securities, unless and until all accrued and unpaid distributions on the Series I Preferred Units have been paid in full in cash.

Notwithstanding anything in this Section 5.26(c) to the contrary, with respect to Series I Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series I Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date, together with all accrued but unpaid distributions on the converted Series I Preferred Units.

[Any accrued and unpaid distributions shall be increased at a rate of 2.8125% per Quarter. Accrued and unpaid distributions in respect of the Series I Preferred Units will not constitute an obligation of the Partnership.]5

[Subject to and without limiting the other provisions of this Section 5.26, each Series I Preferred Unit shall have the right to share in any special distributions by the Partnership of cash, securities or other property (including in connection with any spin-off transaction) and in the form of such cash, securities or other property Pro Rata with the Common Units, as if the Series I Preferred Units had converted into Common Units at the then-applicable Series I Conversion Ratio; provided, however¸ that at any time there are accrued but unpaid distributions on the Series I Preferred Units, no such special distributions shall be permitted. For the avoidance of doubt, special distributions shall not include regular Quarterly distributions paid in the normal course pursuant to Section 6.3, provided that any such regular Quarterly distribution is not paid at a rate that is in excess of 130% of the Quarterly distribution rate for the immediately preceding Quarter. ]6

[Subject to and without limiting the other provisions of this Section 5.26, each Series I Preferred Unit shall have the right to receive, and will share pro rata with holders of Common Units (as if the Series I Preferred Units had converted into Common Units at the then-applicable Conversion Ratio) in, any portion of any cash distribution made in the normal course pursuant to Section 6.3 (a “Quarterly Distribution”) that is in excess of the Series I Specified Distribution Amount. For purposes of this paragraph, “Series I Specified Distribution Amount” means an amount that is the greater of (A) the amount of the highest previously paid Quarterly Distribution, on a per Common Unit basis, after the date of the Energy Transfer Merger (as adjusted for combinations, splits, subdivision and similar transactions) and (B) the amount equal to 115% of the Quarterly Distribution, on a per Common Unit basis, for the immediately preceding Quarter.

Subject to and without limiting the other provisions of this Section 5.8, at any time there are accrued but unpaid distributions on the Preferred Units, no special distributions shall be permitted.]7

[4]	To be deleted if requisite consents are obtained in the Preferred Consent Solicitation and conditions to closing of the Merger are satisfied.
[5]	To be deleted if requisite consents are obtained in the Preferred Consent Solicitation and conditions to closing of the Merger are satisfied.
[6]	To be deleted if requisite consents are obtained in the Preferred Consent Solicitation and conditions to closing of the Merger are satisfied.
[7]	To be included if requisite consents are obtained in the Preferred Consent Solicitation and conditions to closing of the Merger are satisfied.

All distributions payable on the Series I Preferred Units shall be paid Quarterly, in Arrears, on the earlier of: (A) the date that distributions are made on the Common Units for such Quarter pursuant to Section 6.3(a), and (B) the date that is forty-five (45) days after the end of such Quarter.

For the avoidance of doubt, any Available Cash that is distributed pursuant to Section 6.3 shall be distributed in accordance with this Section 5.26(c).

(d) Voting Rights.

(i) [The Series I Preferred Units will have such voting rights pursuant to this Agreement as such Series I Preferred Units would have if they were converted into Common Units, at the then-applicable Series I Conversion Ratio, and shall vote together with the Common Units as a single class, except that the Series I Preferred Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Series I Preferred Units in relation to other classes of Partnership Interests or as required by law. Except as otherwise provided herein, (i) if (A) the three (3) largest Series I Holders collectively constitute a Series I Super-Majority Interest and (B) GSO COF II Holdings Partners LP, Magnetar Financial LLC, and each of their respective Affiliates collectively own at least 35% of the Outstanding Series I Preferred Units, the approval of a Series I Super-Majority Interest of the Outstanding Series I Preferred Units shall be required to approve any matter for which the Series I Holders are entitled to vote as a separate class, and (ii) otherwise, the approval of a majority of the Outstanding Series I Preferred Units shall be required to approve any matter for which the Series I Holders are entitled to vote as a separate class (each, a “Series I Voting Threshold”).

(ii) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement:

(A) the affirmative vote of a Series I Super-Majority Interest, voting separately as a class with one vote per Series I Preferred Unit, shall be necessary to amend this Agreement in any manner that (1) alters or changes the rights, powers, privileges or preferences or duties and obligations of the Series I Preferred Units in any material respect, (2) except as contemplated herein, increases or decreases the authorized number of Series I Preferred Units (including without limitation any issuance of additional Series I Preferred Units, other than Series I PIK Units), or (3) otherwise adversely affects the Series I Preferred Units, including without limitation the creation (by reclassification or otherwise) of any class of Series I Senior Securities (or amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Series I Senior Securities); provided, however, that the Partnership may, without the affirmative vote of a Series I Super-Majority Interest (subject to the Series I Restrictions set forth below), create (by reclassification or otherwise) and issue Series I Junior Securities and Series I Parity Securities (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Series I Junior Securities or Series I Parity Securities) in an unlimited amount, with respect to Series I Junior Securities, and, with respect to Series I Parity Securities, in an amount not to exceed $[•] million in aggregate face value and that shall not be convertible into more than [•] Common Units, subject to appropriate adjustment in accordance with Section 5.26(b)(xi), provided that such Series I Junior Securities (other than Common Units) or Series I Parity Securities will not (x) have a stated date of maturity or be redeemable for cash (other than in connection with a Series I Cash COC Event) or (y) provide for payment of distributions in cash at any time when (i) the Series I Distributions are not paid in cash or (ii) there are accrued and unpaid distributions on the Series I Preferred Units (collectively, the “Series I Restrictions”);

(B) to the extent that any proposed amendment to this Agreement having an effect described in clause (1), (2) or (3) of Section 5.26(d)(ii)(A) above would adversely affect any Series I Holder in a disproportionate manner as compared to any other Series I Holder, the consent of such Series I Holder so adversely and disproportionately affected, in addition to the affirmative vote of a Series I Super-Majority Interest pursuant to Section 5.26(d)(ii)(A), shall be necessary to effect such amendment;

(C) the affirmative vote of the then-applicable Series I Voting Threshold of the Outstanding Series I Preferred Units, voting separately as a class with one vote per Series I Preferred Unit, shall be necessary prior to designating the Series I Preferred Units, including the Series I PIK Units, as Designated Preferred Stock (as defined in the Crestwood Indentures) under the Crestwood Indentures or, to the extent applicable, any future indenture of the Partnership or any Subsidiary of the Partnership; and

(D) the affirmative vote of a Series I Super-Majority Interest, voting separately as a class with one vote per Series I Preferred Unit, shall be necessary prior to the Partnership making an election to be treated as a corporation for U.S. federal tax law purposes.]8

(i) [Notwithstanding anything to the contrary in this Agreement, the Series I Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.26(d) or as otherwise required by Delaware law.

(ii) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series I Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that the General Partner determines would have a material adverse effect on the rights, powers, preferences, duties or special rights of the Preferred Units; provided, however, that (i) subject to Section 5.26(d)(iii), the issuance of additional Partnership Interests (and any amendment to this Agreement in connection therewith) shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.26(d)(ii) and (ii) for purposes of this Section 5.26(d)(ii), no amendment of this Agreement in connection with a merger or other transaction in which the Series I Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series I Preferred Holders (as determined by the General Partner) shall be deemed to materially and adversely affect the rights, powers, privileges or preferences of the Series I Preferred Units.

(iii) Notwithstanding anything to the contrary in this Agreement, without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series I Preferred Units, voting as a class, together with the holders of any other Series I Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Series I Parity Securities (including any additional Series I Preferred Units) if the cumulative distributions payable on Outstanding Series I Preferred Units (or any Series I Parity Securities, if the holders of such Series I Parity Securities vote as a class together with the Series I Preferred Holders pursuant to Section 5.26(c)) through the most recent payment date have not been paid on all Outstanding Series I Preferred Units or (y) create or issue any Series I Senior Securities.

(iv) For any matter described in this Section 5.26(d) in which the Series I Preferred Holders are entitled to vote as a class (whether separately or together with the holders of any Series I Parity Securities), such Series I Preferred Holders shall be entitled to one vote per Series I Preferred Unit. Any Series I Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.]9

(e) Series I Change of Control.

(i) In the event of a Series I Cash COC Event, the Series I Holders shall convert the Outstanding Series I Preferred Units into Common Units immediately prior to the closing of the Series I Cash COC Event at a conversion ratio equal to the greater of (A) the Series I Conversion Ratio and (B) the quotient of (1) the product of (a) the Series I Preferred Unit Price, multiplied by (b) the Series I Cash COC Conversion Premium, divided by (2) the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of closing of the Series I Cash COC Event, subject to a $1.00 per unit floor on Common Units received, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv);

(ii) If a Series I Change of Control (other than a Series I Cash COC Event) occurs, then each Series I Holder shall, at its sole election:

(A) convert all, but not less than all, Series I Preferred Units held by such Series I Holder into Common Units, at the then-applicable Conversion Rate, subject to payment of any accrued but unpaid distributions to the date of conversion in accordance with Section 5.26(b)(iv);

(B) if (1) either (x) the Partnership is not the Surviving Business Entity or (y) the Partnership is the Surviving Business Entity of a Series I Change of Control but the Common Units are no longer listed

[8]	To be deleted if requisite consents are obtained in the Preferred Consent Solicitation and conditions to closing of the Merger are satisfied.
[9]	To be included if requisite consents are obtained in the Preferred Consent Solicitation and conditions to closing of the Merger are satisfied.

or admitted to trading on a National Securities Exchange and (2) the consideration per Common Unit received by the holders of Common Units in such Series I Change of Control exceeds $1.00, then, at the election of such Series I Holder, the Partnership shall use its best efforts to deliver or to cause to be delivered to the Series I Holders, in exchange for their Series I Preferred Units upon such Series I Change of Control, a security in the Surviving Business Entity that has substantially similar terms, including with respect to economics and structural protections, as the Series I Preferred Units (a “Substantially Equivalent Security”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered a Substantially Equivalent Security to any such electing Series I Holder in connection with such Series I Change of Control, each such Series I Holder shall be entitled to (x) take any action otherwise permitted by clause (A), (C) or (D) of this Section 5.26(e)(ii), or (y) convert the Series I Preferred Units held by such Series I Holder immediately prior to such Series I Change of Control (other than (in the case of clauses (1) and (2) below) any Series I PIK Units, which, solely with respect to a Series I Change of Control contemplated by this Section 5.26(e)(ii)(B), shall be extinguished for no consideration upon the closing of such Series I Change of Control) into a number of Common Units equal to: the quotient of (a) (i) 160% multiplied by the Series I Preferred Unit Price plus (ii) accrued and unpaid distributions as of the effective date of the conversion with respect to the Series I Preferred Units held by such electing Series I Holder (including any distributions paid at the Series I Deficiency Rate), divided by (b) 0.97 multiplied by the VWAP Price for the 10 consecutive trading days ending immediately prior to the date of the closing of such Series I Change of Control.

(C) if the Partnership is the Surviving Business Entity of such Series I Change of Control and the consideration per Common Unit received by the holders of Common Units in such Series I Change of Control exceeds $1.00, continue to hold Series I Preferred Units; or

(D) require the Partnership to redeem the Series I Preferred Units held by such Series I Holder at a price per Series I Preferred Unit equal to 101% of the Series I Preferred Unit Price plus accrued and unpaid distributions to the date of such redemption with respect to each of the Series I Preferred Units held by such electing Series I Holder. Any redemption pursuant to this sub-clause D shall, in the sole discretion of the General Partner, be paid in either cash or a number of Common Units equal to quotient of (1) the product of (a) 101% of the Series I Preferred Unit Price, multiplied by (b) the number of Series I Preferred Units owned by such Series I Holder that the Partnership has elected to redeem “in kind,” divided by (2) the greater of (i) $1.00 and (ii) the product of (x) 0.92 multiplied by (y) the VWAP Price for the 10 consecutive trading days ending immediately prior to such redemption date. Notwithstanding the preceding, the Partnership shall have no obligation to redeem any such Series I Preferred Units in cash unless such redemption complies with the restricted payments covenant in the Indentures.

Notwithstanding any other provision of this Section 5.26(e), any Series I Change of Control in which the consideration to be received by the holders of Common Units has a value of less than $1.00 per Common Unit shall require the affirmative vote of the then-applicable Series I Voting Threshold of the Outstanding Series I Preferred Units, voting separately as a class with one vote per Series I Preferred Unit.

All Common Units delivered upon any conversion or redemption of the Series I Preferred Units in accordance with this Section 5.26(e) shall be (1) newly issued and (2) duly authorized, validly issued, fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or the Agreement.

(f) Certificates.

(i) If requested by a Series I Holder, the Series I Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board of Directors determines to assign the responsibility to another Person, the General Partner will act as the Transfer Agent for the Series I Preferred Units. The certificates evidencing Series I Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(ii) The certificate(s) representing the Series I Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, AS AMENDED, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

In connection with a sale of Series I Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Series I Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the certificate(s) representing such Series I Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.

(g) Liquidation Rights. In the event of the dissolution and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series I Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests (other than Series I Senior Securities or Series I Parity Securities), the positive value in each such holder’s Capital Account in respect of such Series I Preferred Units. If in the year of such dissolution and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series I Preferred Units is less than the aggregate Series I Base Liquidation Preference of such Series I Preferred Units, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence (other than any allocations or distributions made with respect to any other Series I Parity Securities upon which like allocation and distribution rights have been conferred), items of gross income and gain shall be allocated to all Unitholders then holding Series I Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series I Preferred Unit is equal to the Series I Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event that like allocation rights have been conferred upon other Series I Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b) (v), 5.22(b)(v), 5.23(b)(v) and 5.25(b)(v)), then items of gross income and gain shall be allocated to all Unitholders then holding Series I Preferred Units and such Series I Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series I Preferred Unit and such Series I Parity Security is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such dissolution and winding up any such Record Holder’s Capital Account in respect of such Series I Preferred Units is less than the aggregate Series I Base Liquidation Preference of such Series I Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series I Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series I Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series I Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation); provided, however, that in the event like allocation rights have been conferred upon other Series I Parity Securities (including pursuant to Sections 5.17(b)(v), 5.18(b)(v), 5.19(b)(v), 5.20(b)(v), 5.21(b)(v), 5.22(b)(v), 5.23(b)(v) and 5.25(b)(v)), then any such items of gross income and gain shall be reallocated to all Unitholders then holding Series I Preferred Units and such Series I Parity Securities, Pro Rata, until the Capital Account in respect of each Outstanding Series I Preferred Unit and such Series I Parity Security after making allocations pursuant to this and the immediately preceding sentence is equal to the applicable liquidation preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series I Preferred Units and any Series I Parity Securities, as applicable, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c) or Section 6.1(d), as the case may be. At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series I Preferred Units shall become entitled to receive any distributions in respect of the Series I Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series I Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees (other than holders of any Series I Senior Securities or Series I Parity Securities) with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series I Preferred Units.

(h) Rank. The Series I Preferred Units shall each be deemed to rank as to distributions on such Partnership Securities and distributions upon liquidation of the Partnership:

(i) senior to any Series I Junior Securities;

(ii) on a parity with any Series I Parity Securities;

(iii) junior to any Series I Senior Securities; and

(iv) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(i) No Sinking Fund. The Series I Preferred Units shall not have the benefit of any sinking fund.

(j) Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series I Holder as the true, lawful, and absolute owner of the applicable Series I Preferred Units for all purposes, and none of the General Partner, the Partnership, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series I Preferred Units may be listed or admitted to trading, if any.

(k) Notices. All notices or other communications in respect of Series I Holders shall be sufficiently given (i) if given in writing and either delivered in person or by first class mail, postage prepaid, or (ii) if given in such other manner as may be permitted in this Section 5.26, this Agreement or by applicable law.

(l) Other Rights. The Series I Preferred Units and the Series I Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law.

(m) Right to Acquire Series I Preferred Units.

(i) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Outstanding Series I Preferred Units is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Series I Preferred Units then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Series I Current Market Price as of the date three days prior to the date that the notice described in Section 5.26(h)(ii) is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 5.26(h)(ii) is mailed. As used in this Agreement, “Series I Current Market Price” as of any date of the Series I Preferred Units means the average of the daily Closing Price (as hereinafter defined) per Series I Preferred Unit for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date.

(ii) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase the Series I Preferred Units granted pursuant to Section 5.26(h), the General Partner shall deliver to the Transfer Agent the Notice of Election to Purchase and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Series I Preferred Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 5.26(h)) at which Series I Preferred Units will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Series I Preferred Units, upon surrender of Certificates representing such Series I Preferred Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Series I Preferred Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Series I Preferred Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Series I Preferred Units to be purchased in accordance with this Section 5.26(h). If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Series I Preferred Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Series I Preferred Units shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 5.26(h)(i)) for Series I Preferred Units therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Series I Preferred Units, and such Series I Preferred Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Series I Preferred Units from and after the Purchase Date and shall have all rights as the owner of such Series I Preferred Units.

(iii)    At any time from and after the Purchase Date, a holder of an Outstanding Series I Preferred Unit subject to purchase as provided in this Section 5.26(h) may surrender his Certificate evidencing such Series I Preferred Unit to the Transfer Agent in exchange for payment of the amount described in Section 5.26(h), therefor, without interest thereon.”

(d)    Section 6.1(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a)    Net Income. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i)    First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable years;

(ii)    Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders, in proportion to, and to the extent of the Net Loss allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders pursuant to Section 6.1(b)(iii) for all previous taxable years, until the aggregate amount of Net Income allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders pursuant to this Section 6.1(a)(ii) for the current and all previous taxable years is equal to the aggregate amount of Net Loss allocated to such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders pursuant to Section 6.1(b)(iii) for all previous taxable years; provided that in no event shall Net Income be allocated to any such Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders to cause its Capital Account in respect of a Series A Preferred Unit, a Series B Preferred Unit, a Series C Preferred Unit, a Series D Preferred Unit, a Series E Preferred Unit, a Series F Preferred Unit, a Series G Preferred Unit, a Series H Preferred Unit or a Series I Preferred Unit to exceed the Series A Base Liquidation Preference, the Series B Base Liquidation Preference, the Series C Base Liquidation Preference, the Series D Base Liquidation Preference, the Series E Base Liquidation Preference, the Series F Base Liquidation Preference, the Series G Base Liquidation Preference, the Series H Base Liquidation Preference or the Series I Base Liquidation Preference in respect of such Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units or Series I Preferred Units;

(iii)    Third, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders), in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Unitholders pursuant to this Section 6.1(a)(iii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Unitholders pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iv)    Fourth, the balance, if any, 100% to the Unitholders in accordance with their respective Percentage Interests.”

(e)    Section 6.1(b) of the Partnership Agreement is hereby amended and restated as follows:

“(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Losses for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable year shall be allocated as follows:

(i) First, 100% to the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Unitholders pursuant to Section 6.1(a)(iv) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, 100% to the Unitholders (other than Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders) in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(iii) Third, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit, Series G Preferred Unit, Series H Preferred Unit and Series I Preferred Unit then Outstanding has been reduced to zero; and

(iv) Fourth, the balance, if any, 100% to the General Partner.”

(f) Section 6.1(c) of the Partnership Agreement is hereby amended and restated as follows:

“(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable year shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions pursuant to Section 6.3; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.4(d)) such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Unitholder having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit, Series G Preferred Unit, Series H Preferred Unit and Series I Preferred Unit equals the Series A Base Liquidation Preference, the Series B Base Liquidation Preference, the Series C Base Liquidation Preference, the Series D Base Liquidation Preference, the Series E Base Liquidation Preference, the Series F Base Liquidation Preference, the Series G Base Liquidation Preference, the Series H Base Liquidation Preference or the Series I Base Liquidation Preference; and

(C)  Third, to all Unitholders in accordance with their Percentage Interests.

(ii)    If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A)    First, to all Unitholders in accordance with their Percentage Interests until the Adjusted Capital Account in respect of each Unit then Outstanding has been reduced to zero;

(B)    Second, to all Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, Series F Holders, Series G Holders, Series H Holders and Series I Holders, in proportion to their Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit, Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, Series E Preferred Unit, Series F Preferred Unit, Series G Preferred Unit, Series H Preferred Unit or Series I Preferred Unit then Outstanding has been reduced to zero; and

(C)    Third, the balance, if any, 100% to the General Partner.”

(g)    Section 6.1(d) of the Partnership Agreement is hereby amended by adding a new subsection (xx) at the end thereof as follows:

“(xx) Gross Income Allocation with Respect to Series I Preferred Units.

Items of Partnership gross income shall be allocated to the Series I Holders in amounts equal to the amount of cash actually distributed in respect of each such Series I Holder’s Series I Preferred Units, until the aggregate amount of such items allocated pursuant to this sentence for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made to the Series I Holders pursuant to Section 5.26(c)(i). Unless otherwise required by applicable law, the Partnership agrees that it will not treat a distribution with respect to the Series I Preferred Units as a guaranteed payment.”

(h)    Section 6.3(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a) Within 50 calendar days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All Available Cash shall be distributed to all Partners in accordance with their Percentage Interests, except as otherwise required by Section 5.17(b)(ii), Section 5.18(b)(ii), Section 5.19(b)(ii), Section 5.20(b)(ii), Section 5.21(b)(ii), Section 5.22(b)(ii), Section 5.23(b)(ii), Section 5.24(b)(iii), Section 5.25(b)(ii) and Section 5.26(c)(i) or Section 5.8(b) in respect of additional Partnership Securities issued pursuant thereto. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.”

(i)    Section 6.10 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“6.10     Special Provisions Relating to Preferred Unitholders.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.6 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Sections 5.17(b)(iii), 5.18(b)(iii), 5.19(b)(iii), 5.20(b)(iii), 5.21(b)(iii), 5.22(b)(iii), 5.23(b)(iii), 5.25(b)(iii) and 5.26(d) or as required by applicable law, or (ii) be entitled to any distributions other than as provided in Sections 5.17(b)(ii), 5.18(b)(ii), 5.19(b)(ii), 5.20(b)(ii), 5.21(b)(ii), 5.22(b)(ii), 5.23(b)(ii), 5.25(b)(ii), 5.26(b)(iv), 5.26(c) and 5.26(g).”

(j)    Section 12.4(c) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) and that required to satisfy the Series A Liquidation Preference provided for under Section 5.17(b)(v), the Series B Liquidation Preference provided for under Section 5.18(b)(v), the Series C Liquidation Preference provided for under Section 5.19(b)(v), the Series D Liquidation Preference provided for under Section 5.20(b)(v), the Series E Liquidation Preference provided for under Section 5.21(b)(v), the Series F Liquidation Preference provided for under Section 5.22(b)(v), the Series G Liquidation Preference provided for under Section 5.23(b)(v), the Series H Liquidation Preference provided for under Section 5.25(b)(v)

and the Series I Liquidation Preference provided for under Section 5.26(g) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 calendar days after said date of such occurrence).”

(k) Section 13.1(e) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Series A Distributions, Series B Distributions, Series C Distributions, Series D Distributions, Series E Distributions, Series F Distributions, Series G Distributions, Series H Distributions and Series I Distributions) are to be made by the Partnership;”

Section 2. Ratification of Partnership Agreement. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment No. 10 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Section 4. Severability of Provision. Each provision of this Amendment No. 10 shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment No. 10 that are valid, enforceable and legal.

IN WITNESS WHEREOF, this Amendment No. 10 has been executed effective as of the Effective Date.

GENERAL PARTNER:

LE GP, LLC

By:	/s/ [●]
Name:	[●]
Title:	[●]

[Signature Page to Amendment No. 10 to Third Amended and Restated Agreement

of Limited Partnership of Energy Transfer LP]